UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

MINERALYS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41614	84-1966887
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Radnor Chester Road, Suite F200 Radnor, Pennsylvania 19087
(Address of principal executive offices) (Zip Code)

(888) 378-6240
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MLYS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Mineralys Therapeutics, Inc. (the Company) and Tanabe Pharma Corporation (Tanabe) were previously parties to that certain License Agreement, dated July 9, 2020 and amended on November 24, 2020, June 15, 2023, May 29, 2025 and June 2, 2026 (as amended, the License Agreement), pursuant to which Tanabe had granted to the Company an exclusive, worldwide, royalty-free, sublicensable, perpetual and irrevocable license to certain intellectual property rights to develop and commercialize lorundrostat. Under the License Agreement, the Company had remaining obligations to pay Tanabe commercial milestone payments of up to $255.0 million in the aggregate upon first commercial sale of lorundrostat and upon meeting certain annual sales targets, as well as additional commercial milestone payments of up to $10.0 million in the aggregate related to commercialization of lorundrostat for a potential second indication. In addition, under the License Agreement, upon a change of control of either the Company or an affiliate of the Company with exclusive rights to commercialize lorundrostat in the United States, including a sale of all or substantially all of the assets relating to lorundrostat or a grant of an exclusive license to lorundrostat to a third party that includes U.S. rights, $100.0 million in certain of the commercial milestone payments described above would have become immediately due and payable by the Company to Tanabe (the obligations described in the previous two sentences, the Milestone Obligations).
As previously disclosed, pursuant to the Fourth Amendment to the License Agreement, dated June 2, 2026, the Company and Tanabe agreed to negotiate in good faith to enter into definitive agreements to provide for, among other things, (i) the termination of the License Agreement, (ii) the assignment to the Company of the patents and know-how related to lorundrostat that Tanabe had previously licensed to the Company under the License Agreement (the Transferred Intellectual Property), (iii) the continuation of the Milestone Obligations, and (iv) the survival of the right of first negotiation granted to Tanabe by the Company under the License Agreement, only with respect to Japan.
On October 27, 2026, the Company and Tanabe entered into a Termination Agreement (the Termination Agreement), pursuant to which, among other things, (i) the License Agreement was terminated and (ii) the Transferred Intellectual Property was assigned to the Company by Tanabe.
Also on October 27, 2026, the Company and Tanabe entered into a Payment Obligation Agreement (the Payment Obligation Agreement), pursuant to which, among other things, (i) notwithstanding the termination of the License Agreement, the Company remains obligated to pay Tanabe the Milestone Obligations and (ii) the right of first negotiation granted to Tanabe by the Company with respect to any license of rights to lorundrostat survived with respect to Japan, for so long as any milestone under the Payment Obligation Agreement has not been achieved and the corresponding milestone payment has not been made.
The foregoing descriptions of the Termination Agreement and Payment Obligation Agreement are not complete and are qualified in their entirety by reference to the full text of each respective agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K to be filed with respect to the year ending December 31, 2026.
Item 1.02. Termination of a Material Definitive Agreement.
The information provided in Item 1.01 of this Current Report on Form 8-K regarding the termination of the License Agreement is incorporated by reference into this Item 1.02. The Company did not incur any material early termination penalties in connection with the termination of the License Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2026	MINERALYS THERAPEUTICS, INC.

	By:	/s/ Jeffrey A. Munsie
	Name:	Jeffrey A. Munsie
	Title:	Chief Legal Officer and Secretary